UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

SEC USE ONLY
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DOCUMENT SEQUENCE NO.
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CUSIP NUMBER
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WORK LOCATION
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ATTENTION:     Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1(a)  NAME OF ISSUER (Please type or print)
      Global Media Corporation
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(b)   IRS IDENT. NO.
      91-1842480
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(c)   S.E.C. FILE NO.
      0-23491
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(d)   ADDRESS OF ISSUER     STREET        CITY        STATE   ZIP CODE
      83 Victoria Crescent, Nanaimo, B.C./Canada, V9R 5B9
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(e)   TELEPHONE NO.   AREA CODE   NUMBER
      (250) 716-9949
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2(a)  NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
      Dennis J. Morgan
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(b)   SOCIAL SECURITY NO. OR IRS IDENT.NO.
      Canadian Citizen
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(c)   RELATIONSHIP TO ISSUER
      Former Director
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(d)   ADDRESS     STREET        STATE    ZIP CODE
      5695 Westport Road, West Vancouver, B.C. V7W 1V3, Canada
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INSTRUCTION:     The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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3(a)  TITLE OF THE CLASS OF SECURITIES TO BE SOLD
      Common Stock
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(b)   NAME AND ADDRESS OF EACH BROKER THROUGH WHOM THE SECURITIES ARE TO BE
          OFFERED OR EACH MARKET MAKER WHO IS ACQUIRING THE SECURITIES
      Canada Trust, CTI Securities International, Branch 421, 120 Adelaide St. West, Toronto, Ontario, M5H 4C8, Canada
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      SEC USE ONLY
      Broker-Dealer File Number
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(c)   NUMBER OF SHARES OR OTHER UNITS TO BE SOLD
      5,000 shares
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(d)   AGGREGATE MARKET VALUE
      $1.81 per share, as of 12/11/98
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(e)   NUMBER OF SHARES OR OTHER UNITS OUTSTANDING
      19,831,087 shares
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(f)   Approximate Date of Sale (MO. DAY YR.)
      12/21/98
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(g)   NAME OF EACH SECURITIES EXCHANGE
      OTC, Electronic Bulletin Board
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                         TABLE I - SECURITIES TO BE SOLD

     Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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TITLE OF CLASS
Common stock
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DATE YOU ACQUIRED
5/29/98
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NATURE OF ACQUISITION TRANSACTION
From Global Media Corporation in exchange for services rendered.
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NAME OF PERSON FROM WHOM ACQUIRED (If gift, also give date donor acquired)
Global Media Corporation
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AMOUNT OF SECURITIES ACQUIRED
5,000
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DATE OF PAYMENT
5/29/98
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NATURE OF PAYMENT
For services rendered
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              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

     Furnish the following information as to all securities of the issuer sold during the past 3 months by the perosn for whose account the securities are to be sold.

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NAME AND ADDRESS     TITLE OF SECURITIES     DATE OF     AMOUNT OF      GROSS
   OF SELLER                 SOLD             SALE    SECURITIES SOLD PROCEEDS

Not applicable
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ATTENTION:     The person for whose account the securities to which this
               notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.


      12/17/98                                 /s/ Dennis J. Morgan
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   (Date of Notice)                                 (Signature)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

ATTENTION:     Intentional misstatements or omission of facts constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).